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                                                                    Exhibit 23.1

The Members
Hammond Enterprise Limited Partnership

      We consent to the inclusion of our report dated March 5, 1997, (except for Note 6, as to which the date is July 24, 1997), with respect to the consolidated balance sheet of Hammond Enterprise Limited Partnership as of December 31, 1996 and the related consolidated statements of income, members' equity and cash flows for the year then ended, which report appears in the Form 8-K/A of Party City Corporation dated November 10, 1997.

Edward Isaac & Company

White Plains, New York
November 10, 1997


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